Exhibit 99.1

Delek US Holdings Announces Addition to Board of Directors

BRENTWOOD, Tenn., December 4, 2019 -- Delek US Holdings, Inc. (“Delek US”) (NYSE: DK) today announced the appointment of Richard Marcogliese to the Board of Directors effective January 1, 2020.

“We are pleased to welcome Rich to our board. His vast experience in the refining industry, with a background that includes operations, consulting and strategic planning, will provide us with invaluable insights as we continue to execute on our growth strategy,” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US.

Mr. Marcogliese has over 40 years of experience in the refining industry. He is currently the Principal of iRefine, LLC, a privately owned petroleum refining consulting company; an Executive Advisor of Pilko & Associates L.P., a private chemical and energy advisory company; and a director of Cenovus Energy, Inc. From 2000 to 2010 he worked for Valero Energy Corporation where he held increasingly senior positions, including serving as Executive Vice President and Chief Operating Officer from October 2007 to December 2010. Prior to joining Valero, Mr. Marcogliese worked for ExxonMobil Corporation for over 25 years. Mr. Marcogliese also served as Operations Advisor to NTR Partners III LLC, a private investment company, from October 2013 to December 2017, and Operations Advisor to the CEO of Philadelphia Energy Solutions, from September 2012 to January 2016.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics Partners, LP (“Delek Logistics”) (NYSE: DKL). Delek US and its affiliates own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics. Delek Logistics is a growth- oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 263 convenience stores in central and west Texas and New Mexico.

Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312
Jeb Bachmann, Manager of Investor Relations and Market Intelligence, 615-224-1118
Lenny Raymond, Manager of Investor Relations and Market Intelligence, 615-224-0828

Keith Johnson, Vice President of Investor Relations, 615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407